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                                                                   EXHIBIT 10.31

              LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the "Agreement"), effective as of January 15, 2007 (the "Effective Date"), is entered into by and between BAYER SCHERING PHARMA AKTIENGESELLSCHAFT, a German corporation having its principal place of business at Muellerstrasse 178, 13353 Berlin, Germany ("Schering"), and MOLECULAR INSIGHT PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 160 Second Street, Cambridge, Massachusetts 02142, USA ("Molecular Insight"). Schering and Molecular Insight both may be referred to herein individually as a "Party" and collectively as the "Parties".

                                   BACKGROUND

WHEREAS:

A. Schering owns certain intellectual property rights relating to I-131 labeled ZK-BA, a new class of proprietary benzamide compounds highly accumulating in metastatic melanoma, that may be of use in the field of oncology, in particular for the diagnosis and treatment of metastatic melanoma.

B. Molecular Insight desires to obtain from Schering an exclusive, worldwide license in such intellectual property rights to make, use, sell, offer for sale, and import pharmaceutical products; and

C. Schering is willing to grant such license to Molecular Insight on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereby agree as follows:

1. DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings indicated:

     1.1 "Affiliate" means, with respect to a Party, any person, corporation, firm, joint venture or other entity which, directly or indirectly, through one or more intermediates, controls, is controlled by or is under common control with such Party. As used in this definition, "control" means possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

     1.2  "Agreement" shall mean this Agreement.

     1.3 "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Berlin, Germany or Cambridge, MA, USA.

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     1.4  "Clinical Trial" means a Phase I Clinical Trial, Phase II Clinical
          Trial or a Phase III Clinical Trial utilizing the Compounds in the Field.

     1.5 "Commercialization" and "Commercialize" shall refer to all activities undertaken relating to the manufacture, pre-marketing, marketing, distribution and sale of a Product, and the process of Commercialization, respectively.

     1.6 "Commercially Reasonable Efforts" means the level of endeavor which a company in the prescription pharmaceutical industry comparable in size to Molecular Insight and active in development and commercialization of pharmaceutical compositions would ordinarily expend for a product with an equivalent sales and profit potential to a relevant Product.

     1.7 "Compounds" means the ZK-BA compounds and derivatives thereof, a new class of benzamide compounds highly accumulating in metastatic melanoma, that may be of use in the field of oncology, and in particular for the diagnosis and treatment of metastatic melanoma as more fully described in ANNEX 1.7 attached hereto and made a part hereof.

     1.8 "Confidential Information" means all information belonging to or in the possession of the Parties and their Affiliates which they consider confidential including, without limitation, information concerning the study, discovery, design, development, manufacture, formulation, extraction, compounding, mixing, processing, testing, control, preservation, storage, finishing, packing, packaging, use, administration, distribution, sale, reimbursement and/or marketing of pharmaceutical products or compounds and potential products or compounds, and shall further include, without limitation, all information marked "confidential" by a Party, data from and methodology of pre-clinical and clinical studies, the contents of any submissions to regulatory authorities worldwide, marketing plans or computer hardware and software systems and designs and plans for same. Confidential Information may be conveyed in written, graphical, physical or oral form

     1.9 "Control" or "Controlled" shall mean possession of the ability to grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     1.10 "Development" means all activities, or the performance thereof, relating to preclinical development and clinical development, as are customary in the pharmaceutical industry as part of the process of obtaining Regulatory Approval.

     1.11 "Development Plan" has the meaning contained in Section 6.1.

     1.12 "Drug Approval" means the regulatory approval required before commercial sale or use of a Product as a drug in a regulatory jurisdiction, including, for purposes of Regulatory Approval in the US, a New Drug or a Biological License and all supplements filed pursuant to the requirements of the FDA (including all documents, data and other information concerning a Product that are necessary for, or included in, FDA approval to market a Product) and, for purposes of Regulatory Approval in the EU, all and any regulatory approval by the EMEA or any other applicable national regulatory authority.


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     1.13 "Effective Date" shall have the meaning set forth at the head of this
          Agreement.

     1.14 "EMEA" means the European Medicines Evaluation Agency, or any successor agency with responsibility for regulating the development, manufacture and sale of human pharmaceutical products.

     1.15 "EU" means the countries of the European Union, as constituted from time to time.

     1.16 "FDA" means the United States Food and Drug Administration of the Department of Health and Human Services, or any successor agency with responsibility for regulating the development, manufacture and sale of human pharmaceutical products.

     1.17 "FDA Equivalent" means the equivalent of FDA, but in a legal jurisdiction other than the US.

     1.18 "Field" means any use in the diagnosis, cure, mitigation, treatment or prevention of disease in human beings in the field of oncology.

     1.19 "Final Milestone Payment" has the meaning contained in Section 4.2.

     1.20 "First Commercial Sale" means the date Molecular Insight or an Affiliate or Sublicensee of Molecular Insight first sells, or otherwise disposes of, commercially to a third party, a Product pursuant to a Regulatory Approval.

     1.21 "GCP" means the Good Clinical Practices guidelines published by FDA, and published standards of FDA (or other standards of FDA that are generally recognized within the United States pharmaceutical industry) that relate to the conduct of clinical studies in humans. GCP also includes similar standards, guidelines and regulations promulgated or otherwise required by the European Commission, and published standards of the European Commission (or other standards of the European Commission that are generally recognized within the European pharmaceutical industry), including the ICH Harmonised Tripartite Guideline for Good Clinical Practice, as amended from time to time.

     1.22 "GLP" means the Good Laboratory Practices Regulations promulgated by FDA, as they may be amended from time to time. GLP also includes published standards of FDA (or other standards of FDA that are generally recognized within the United States pharmaceutical industry) that relate to the conduct of preclinical studies in animals. GLP also includes similar standards, guidelines and regulations promulgated or otherwise required by the European Commission, and published standards of the European Commission (and other standards of the European Commission that are generally recognized within the European pharmaceutical industry), including Council Directive 2001/83/EC, as amended from time to time.

     1.23 "GMP" means the Good Manufacturing Practices regulations and General Biologics Products Standards promulgated by FDA, as they may be amended from time to time. GMP also includes published standards of FDA (or other


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          standards of FDA that are generally recognized within the United
          States pharmaceutical industry) that relate to the testing, manufacturing, processing, packaging, holding or distribution of drug or biologic drug substances and finished drugs or biologics. GMP also includes similar standards, guidelines and regulations promulgated or otherwise required by the European Commission, and published standards of the European Commission (and other standards of the European Commission that are generally recognized within the European pharmaceutical industry), including the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC, as amended from time to time.

     1.24 "IND" means an Investigational New Drug application filed with FDA pursuant to 21 CFR 312.1 et seq., as such regulations may be amended from time to time.

     1.25 "IND Equivalent" means the equivalent of an IND, but in a legal jurisdiction other than the US.

     1.26 "Know-How" means Information relating to the Technology in the Field and the development of Products in the Field, including, but not limited to, inventions, techniques, practices, methods, knowledge, know-how, skill, trade secrets, experience and test data (including pharmacological, toxicological, preclinical and clinical test data); data, records and information derived from research, preclinical development and clinical development; regulatory submissions, adverse reactions, CMC/process development, analytical and quality control data, and Commercialization, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions and provided to Molecular Insight as set forth in Annex 1.39.

     1.27 "Technology" shall mean benzamide compounds highly accumulating in metastatic melanoma controlled by Schering.

     1.28 "Molecular Insight Intellectual Property" means Molecular Insight Patents and Molecular Insight Know-How.

     1.29 "NDA" means a New Drug Application filed with the FDA, for approval by such agency for the sale of Products in the US pursuant to 21 CFR 200 et seq., as such regulations may be amended from time to time.

     1.30 "NDA Equivalent" means the equivalent of an NDA, but in a legal jurisdiction other than the US.

     1.31 "Net Sales" means with respect to any Product, the gross revenues received by Molecular Insight or its Affiliates or Sublicensees or distributors from worldwide sales of such Product, less deductions for: (a) transportation charges, including insurance actually paid;
          (b) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, inspection, use or sale of such Product; (c) any distributors fees, rebates or allowances, quantity or cash discounts, chargebacks, or fees actually granted in the ordinary course of business; (d) allowances or credits to customers, not in excess of the selling price of the Product, on account of governmental requirements, rejection, outdating or return of such Product. For the purpose of


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          calculating Molecular Insight's Net Sales, the Parties recognize that
          (i) Molecular Insight's customers may include parties in the chain of commerce who enter into agreements with Molecular Insight as to price even though legal title to the Product does not pass directly from Molecular Insight to such customers, and even though payment for such Product is not made by such customers to Molecular Insight, and (ii) in such cases, chargebacks paid by Molecular Insight to or through a Third Party (such as a wholesaler) can be deducted by Molecular Insight from gross revenues in order to calculate Molecular Insight's Net Sales. Sales between Molecular Insight and Affiliates shall be excluded from the computation of Net Sales, except where such entities are end users in which case Net Sales shall include Net Sales to such entities; provided however, if such entities are using such Products solely for research or clinical testing purposes, indigent or other public support programs, then such sales between Molecular Insight and Affiliates shall be excluded from the computation of Net Sales.

          Upon the sale or other disposal of a Product other than in a bona fide arms length transaction exclusively for money or upon any use of a Product for purposes which do not result in a disposal of that Product in consideration of sales revenue customary in the country of use that sale, other disposal or use shall be deemed to constitute a sale at the relevant open market price in the country in which the sale, other disposal or use occurs, or, if that price is not ascertainable, a reasonable price assessed on an arms length basis for the goods or services provided in exchange of the supply.

     1.32 "Patents" means: (i) any United States and foreign patent applications and patents; (ii) any national, regional and international patent applications filed from patent applications and patents included in (i), including any divisional and continuation applications of the patent applications and patents included in (i) and any continuation-in-part applications to the extent dominated by patent applications and patents included in (i); (iii) any and all patents that have issued or in the future issue from patent applications included in (i) and (ii); and (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including substitutions, reexaminations, revalidations, reissues, renewals, and extensions thereof.

     1.33 "Phase I Clinical Trials" has the meaning described in 21 CFR 300 et seq.

     1.34 "Phase II Clinical Trials" has the meaning described in 21 CFR 300 et seq.

     1.35 "Phase III Clinical Trials" has the meaning described in 21 CFR 300 et seq. or such other pivotal clinical trial that will serve as a basis for FDA approval.

     1.36 "Product" means any pharmaceutical product the manufacture, use, sale, offer for sale, or import of which would infringe a Valid Claim of Schering Patents in the absence of a license.

     1.37 "Regulatory Approval" means any approval, product and/or establishment license, registration or authorization of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the commercial manufacture, use, storage, import, export, transport, commercialization or sale of a Product in a regulatory jurisdiction.


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     1.38 "Schering Intellectual Property" means Schering Know-How and Schering
          Patents.

     1.39 "Schering Know-How" means Know-How within the control of Schering as of the Effective Date relating to the development of Products as contained in the documentation listed in ANNEX 1.39, excluding Schering's know-how in relation to the administration of the Compounds and the use of blood-supply modulators to reduce eye uptake in order to minimize potential side effects of the Compounds. Notwithstanding anything herein to the contrary, Schering Know-How shall exclude Schering Patents.

     1.40 "Schering Patents" means the patents and patent applications listed in ANNEX 1.40.

     1.41 "Sublicensee" shall mean a Third Party (except an Affiliate) to whom Molecular Insight has granted a sublicense to make, import, use, sell, offer for sale Products in the Territory.

     1.42 "Territory" shall mean all countries of the world.

     1.43 "Third Party" means any entity other than Schering or Molecular Insight and its respective Affiliates.

     1.44 "US" means the United States of America and its territories and commonwealths, including, without limitation, the Commonwealth of Puerto Rico.

     1.45 "Valid Claim" means a claim of (a) any unexpired Patent that has not been withdrawn, canceled or disclaimed nor held to be invalid or unenforceable by a court or tribunal of competent jurisdiction in an unappealed or unappealable decision or, (b) of any pending patent application, that has not been finally rejected in an unappealed or unappealable decision by the relevant patent office or court.

2. LICENSE GRANTS AND CONVEYANCE OF MATERIALS

     2.1 Exclusive License to Molecular Insight. Subject to the terms and conditions of this Agreement, Schering hereby grants to Molecular Insight an exclusive (even as to Schering) worldwide, royalty-bearing license under the Schering Patents and Schering Know-How to make, use, sell, offer to sell and import Products in the Field in the Territory. Such licenses shall include the right to grant sublicenses under the Schering Intellectual Property, subject to the provisions of Section 2.3.

     2.2 Grant of Option. Subject to the filing of a patent application by Schering in relation to the administration of Compounds and the use of blood-supply modulators to reduce eye uptake in order to minimize potential side effects of the Compounds (such intellectual property rights collectively herein referred to as "Eye Technology"), Schering hereby grants to Molecular Insight an Option to obtain a non-exclusive license to the Eye Technology in the Field at fair market value. Molecular Insight may exercise the Option within four (4) months after Schering notifies Molecular Insight in writing that the Eye Technology patent application has been filed ("Option Period"). During the Option Period, Schering grants Molecular Insight a non-


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exclusive license under the Eye Technology for the purpose of evaluation and research only.

     2.3 Sublicenses. Subject to the terms and conditions of this Agreement, Molecular Insight shall have the right to sublicense the rights granted in
Section 2.1 above. Each such sublicense shall be consistent with all the terms and conditions of this Agreement. Molecular Insight shall remain responsible to Schering for all of each such Sublicensee's applicable financial and other obligations under each sublicense.

     2.4 No Further Rights. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise.

     2.5 Transfer of Schering Know-How. Schering undertakes to physically transfer the items described in ANNEX 1.39 within 15 days of the effective date of this Agreement to Molecular Insight at its address set forth above.

     2.6 Conveyance of Materials. Within thirty (30) days after the Effective Date, Schering will transfer to Molecular Insight the materials in relation to the Schering Patent, including as examples benzamide compound samples and lyophilized vials as listed in ANNEX 2.6 to this Agreement, which are in Schering's possession on the Effective Date.. Delivery shall be FOB Schering AG or any other location at which Schering stores such materials, but will be, otherwise, free of additional charge. Schering will provide the materials to Molecular Insight without warranty of quality or fitness for a particular purpose or any other warranty, express or implied.

3. CONSIDERATION


     3.1 Up-front Payment. In partial consideration of the rights granted to it by Schering under this Agreement, Molecular Insight shall pay to Schering an up-front fee in the amount of one million US dollars (USD$1,000,000) upon the Effective Date. The said up-front payment will be unconditional and as such shall not be subject to any offset, credit, reduction or repayment for any reason whatsoever, whether provided for in this Agreement or not.

     3.2 Milestone Payments. Upon the occurrence of the relevant events specified below with respect to each Product, Molecular Insight shall pay to Schering the following amounts:

                        Milestone                              Amount
                        ---------                              ------
Commencement of Phase II Clinical Trial                     USD   **
Commencement of Phase III Clinical Trial                    USD   **
Receipt of first Drug Approval for marketing of a Product
   from FDA or FDA Equivalent (the "Final Milestone
   Payment")                                                USD   **

     A Clinical Trial will be deemed to have commenced upon the dosing of the first patient.

     The Final Milestone Payment is payable in   **  installments: The first
installment in the amount of      **      US dollars (USD     **    ) shall be
paid promptly after the first Drug Approval of a Product. The remaining  **
   **    US dollars (USD     **    ) are payable in


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                       *Confidential Treatment Requested*
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       **      installments starting three (3) months after the date of the first Drug Approval for marketing of a Product.

     3.3 Royalties.

          3.3.1 Royalty on Net Sales. In partial consideration for the license granted hereunder, Molecular Insight shall pay to Schering royalties for the sale of Products, on a country-by-country basis, for a period from the date of First Commercial Sale of a particular Product until the later of the expiration of the last to expire Patent containing a Valid Claim or ten (10) years from the date of First Commercial Sale.

          3.3.2 Royalty Rates. The royalty rates payable by Molecular Insight on Net Sales of Products are as follows:

                                Net Sales                                   Rate
                                ---------                                   ----
Sales of less than USD      **                                              **%
Sales equal or greater than USD     **      but less than USD      **       **%
Sales equal or greater than USD     **                                      **%

4. PAYMENT

     4.1 Royalty Reports and Payments. Molecular Insight shall make royalty payments to Schering within sixty (60) days after the end of each calendar quarter in which Net Sales occurred. A report summarizing the Net Sales of each Product during the relevant quarter on a country-by-country basis shall be delivered to Schering within sixty (60) days following the end of each calendar quarter for which royalties are due.

     4.2 Payments; Interest. Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day. Any failure by Molecular Insight to make a payment within ten (10) Business Days after the date when due shall obligate Molecular Insight to pay computed interest, the interest period commencing on the due date and ending on the payment date, to Schering at a rate per annum equal to the EURIBOR or USD LIBOR, as the case may be (according to the underlying payment due), for one month quoted on the due date by the European Central Bank plus a premium of three percent (3%). The interest rate shall be adjusted monthly and interest shall be compounded monthly in arrears. In addition, interest shall be computed on the basis of a 360 day year actual days elapsed, and shall be due and payable on the tender of the underlying principal payment.

     4.3 Taxes. Schering shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, Molecular Insight will (a) deduct those taxes from the remittable payment, (b) timely pay the taxes to the proper taxing authority, and
(c) send proof of payment to Schering within thirty (30) days of receipt of confirmation of payment from the relevant taxing authority. Molecular Insight agrees to make reasonable efforts to minimize such taxes to Schering. If Molecular Insight is so required then Schering and Molecular Insight shall co-operate in all respects and take reasonable steps to lawfully avoid the making of any such deductions.

     4.4 Payment Currency. All payments due hereunder will be paid to Schering in US Dollars. All payments shall be paid by wire transfer of immediately available funds to an account


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                       *Confidential Treatment Requested*
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at a commercial bank designated by Schering at least ten (10) Business Days before payment is due. Where payments are based on Net Sales in countries other than in the USA, the amount of such payments expressed in the currency of each country shall be converted into US Dollar at the exchange rate of the last Business Day of the applicable calendar quarter. The applicable exchange rate will be the 12PM Buying Rates published by the Federal Reserve Bank of New York on REUTERS screen (FEDSPOT). If no 12PM Buying Rate is determined for the relevant currency, the Parties shall agree upon another reference rate.

     4.5 Records of Revenues. Molecular Insight shall keep for five (5) years from the date of each payment of royalties complete and accurate records of sales by Molecular Insight of each Product in sufficient detail to allow the accruing royalties to be determined accurately. Schering shall have the right for a period of five (5) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Molecular Insight to inspect the relevant records of Molecular Insight to verify such report or statement. Molecular Insight shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Schering, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. The failure of Schering to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Molecular Insight shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The findings of each inspection, if any, shall be binding on both parties.

Schering shall bear its own costs related to such audit; provided, that for any underpayments greater than five percent (5%) by Molecular Insight, Molecular Insight shall pay Schering the amount of underpayment, interest as provided for in Section 4.2 from the time the amount was due and Schering's out-of-pocket expenses. For any underpayments less than five percent (5%) by Molecular Insight found under this Section 5.5(a), Molecular Insight shall pay Schering the amount of such underpayment. Any overpayments by Molecular Insight will, at Schering's option, be refunded to Molecular Insight or credited to future royalties. Any records or accounting information received from Molecular Insight shall be confidential information for purposes of Sections 5.1 and 5.2. Results of any such audit shall be provided to both Parties and shall be confidential information for purposes of Sections 5.1 and 5.2.

5. CONFIDENTIALITY

     5.1 Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement, any Information furnished to it by the disclosing Party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving Party by competent proof that such
Information:

          5.1.1 is or becomes public or available to the general public otherwise than through the act or default of the receiving Party;

          5.1.2 is obtained by the receiving Party from a Third Party who is not subject to an obligation of confidentiality or non-use owed to the disclosing Party;

          5.1.3 is previously known to the receiving Party prior to disclosure to the


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receiving Party by the disclosing Party under this Agreement, as shown by written evidence, and is not obtained or derived directly or indirectly from the disclosing Party;

          5.1.4 is disclosed by the receiving Party pursuant to the requirement of law, provided that the receiving Party has complied with the provisions set forth in Section 6.3; or

          5.1.5 is independently developed by the receiving Party without the use of or reliance on any Information provided by the disclosing Party hereunder, as shown by contemporaneous written evidence.

     5.2 Legal Disclosure. If the receiving Party becomes legally required to disclose any Information provided by the disclosing Party, the receiving Party will give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning such disclosure and/or waive compliance with the non-disclosure provision of this Agreement. The receiving Party will reasonably cooperate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or the disclosing Party waives such compliance, the receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Information.

     5.3 Public Disclosure. Except as otherwise required by law, neither Party shall issue a press release or make any other public disclosure concerning this Agreement or the subject matter hereof without the prior written approval of such press release or public disclosure by the other Party. Each Party shall submit any such press release or public disclosure to the other Party for its prior review and approval, which approval shall not be unreasonably withheld. If the receiving Party does not respond within fifteen (15) days from submission, the press release or public disclosure shall be deemed approved. The contents of any such announcement or similar publicity that has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval. The principles to be observed by Schering and Molecular Insight in public disclosures with respect to this Agreement shall be: accuracy, compliance with applicable legal requirements, the requirements of confidentiality under this Section 5 and normal business practice in the pharmaceutical industry for disclosures by companies comparable to Schering and Molecular Insight. Notwithstanding the foregoing, either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with law or for appropriate market disclosure. It is understood, however, that unless required by law, the Parties shall not disclose the specific financial terms and conditions of this Agreement. In addition, if a public disclosure is required by law, with the exception of any filing with the US Securities and Exchange Commission, and provided, however, that such exception does not apply to the disclosure of this Agreement and/or its Annexes, nor any documents or data related to this Agreement, or the cooperation hereunder, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party's prior review and comment and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

     5.4 Scientific Publications. Schering shall be permitted to publish scientific publications in relation to the Compounds, provided that Schering notifies Molecular Insight of any proposed publication forty-five (45) days in advance of the proposed submission date to


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enable Molecular Insight to examine the proposal and evaluate whether such publication would endanger any patent claim Molecular Insight wishes to seek patent protection for, in which case the Parties shall agree on a modification of such publication which meets the interests of both Parties. In case Schering notifies Molecular Insight that it has no interest in a patent application, Molecular Insight shall have an additional forty-five (45) days to file any relevant patent applications.

     5.5 Confidential Terms. Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other Party; except that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors, corporate partners or acquirers, or to a Party's accountants, attorneys and other professional advisors. For the avoidance of doubt, each Party may disclose the terms of this Agreements to its Affiliates.

     5.6 Survival. This Section 5 will survive expiry or termination of this Agreement for any reason.

6. DILIGENCE

     6.1. Development Plan. An outline of the development plan is attached to this Agreement as Annex 6.1.

     Within ninety (90) days of the Effective Date, Molecular Insight shall prepare a detailed development plan outlining its proposed development activities, including anticipated timescales. The activities described in the development plan, as amended from time to time given the exigencies of pharmaceutical product development, shall be consistent with Molecular Insight's diligence obligations pursuant to Section 6.2, below.

     6.2 Diligence. Molecular Insight agrees to use Commercially Reasonable Efforts to develop and Commercialize Products in the Field in the Territory, and obtain such approvals as may be necessary to manufacture and sell such Products. Molecular Insight shall have full responsibility for the Development and Commercialization of Products. All INDs and IND Equivalents and all Drug Approval Applications will be submitted in the name of Molecular Insight, its Affiliates or Sublicensees, and all Regulatory Approvals will belong to Molecular Insight, its Affiliates or Sublicensees. Failure by Molecular Insight to use Commercially Reasonable Efforts as described in this Section 6.2 will constitute a breach of a material obligation and will permit Schering - without prejudice to other remedies - to terminate this Agreement in accordance with
Section 10.2.

     6.3 Compliance with Standards. In respect of any Development activities to be performed by Molecular Insight, unless expressly agreed with Schering otherwise, Molecular Insight agrees to perform its obligations in compliance with applicable laws, regulations and guidances, including without limitation GCP, GLP and GMP, and the manufacturing and other commitments made in INDs, IND Equivalents, NDAs and NDA Equivalents.

     6.4 Reports. Molecular Insight shall keep Schering informed of its development and Commercialization activities with respect to the Compounds and Products by semi-annually providing Schering with a written report stating the status of development of, and Commercialization activities relating to, such Compounds and Products.

     6.5 Development cooperation with Third Parties. In the event that Molecular Insight considers a cooperation or partnering with Third Parties in regard to the development of Products, it shall inform Schering accordingly. Such information to Schering shall not be later than the first contact with a Third Party to this regard.

7. REPRESENTATIONS AND WARRANTIES

     7.1 General Representations. Each Party hereby represents and warrants to the other Party as follows:

          7.1.1 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

          7.1.2 Such Party has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and the execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms except as enforceability may be limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor's rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law;

          7.1.3 All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Agreement have been obtained; and

          7.1.4 The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations or any judgment, injunction, decree, determination or award presently in effect having applicability to it, and (b) do not conflict with, or constitute a default under, any agreement of such Party with any Third Party.

     7.2 Additional Schering Representations and Warranties. Schering represents and warrants to Molecular Insight as of the Effective Date as follows:

          7.2.1 The Schering Intellectual Property in the Territory is owned and controlled solely and exclusively by Schering free and clear of any liens, charges and encumbrances, and no Third Party has any claim of ownership with respect to the Schering Intellectual Property in the Territory, whatsoever;

          7.2.2 Schering has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the Schering Intellectual Property in the Field in the Territory, or any portion thereof, inconsistent or in conflict with the license granted to Molecular Insight herein;

          7.2.3 To the best of Schering's knowledge, all patent applications included in the Schering Patents (i) meet the best mode requirement for obtaining a patent on the specific compound(s) BA-[list leads], pharmaceutical compositions thereof and methods of treating or diagnosing cancer therewith, imposed by the European Patent Office, Japanese Patent Office and the United States Patent and Trademark Office, as applicable, and (ii) have had paid as of the

Effective Date all maintenance and/or annuity fees necessary to keep all such patent applications in good standing in the various jurisdictions within the Territory in which they have been filed.

          7.2.4 There are no pending or threatened actions, suits, investigations, claims, judgments or proceedings relating to the Schering Intellectual Property. Schering is not aware of any issued patent that is or would be infringed by the development or commercialization of a Product as contemplated by this Agreement;

          7.2.5 Schering is not aware of any information relating to the institution or threatened institution of any interference, opposition, re-examination, reissue, revocation, nullification, or any official proceeding challenging a Schering Patent;

          7.2.6 Annex 1.401 contains a complete and accurate list of all Schering Patents in the Territory;

          7.2.7 Schering has disclosed to Molecular Insight or allowed Molecular Insight access to any facts known to Schering as of the Effective Date that Schering reasonably believes in good faith to be material regarding: (i) preclinical and clinical study results and protocols for Compounds and/or Products; (ii) any communications to and from any Regulatory Authority with respect to Compounds and/or Products, including, but not limited to, any regulatory submissions and filings, correspondence with, and minutes of meetings and telephone conferences with Regulatory Authorities; and (iii) adverse drug experiences and other IND safety reports with respect to Compounds and/or Products; and

     7.3 Effect of Representations and Warranties. It is understood that if the representations and warranties made by a Party under this Article 7 are not true and accurate, and the other Party incurs damages, liabilities, costs or other expenses as a result, the Party making such representations and warranties shall indemnify and hold the other Party harmless from and against any such damages, liabilities, costs or other expenses incurred as a result.

     7.4 Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN TO THE CONTRARY, MOLECULAR INSIGHT SPECIFICALLY WAIVES ANY AND ALL CLAIMS FOR DAMAGES AGAINST SCHERING OTHER THAN DIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER DENOMINATED, AND INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, WHETHER ARISING IN CONTRACT, IN TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), OR ANY OTHER THEORY EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. IN NO EVENT SHALL SCHERING'S LIABILITY FOR DIRECT DAMAGES EXCEED THE AMOUNTS RECEIVED FROM MOLECULAR INSIGHT HEREUNDER IN THE CONTRACT YEAR DURING WHICH THE CLAIM AROSE.

     7.5 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT NOTHING IN THIS AGREEMENT IS OR SHALL BE CONSTRUED AS:

          7.5.1 A REQUIREMENT THAT SCHERING SHALL FILE ANY PATENT APPLICATION, SECURE ANY PATENT, OR MAINTAIN ANY PATENT IN FORCE; OR

          7.5.2 AN OBLIGATION TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST

THIRD PARTIES FOR INFRINGEMENT (EXCEPT TO THE EXTENT AND IN THE CIRCUMSTANCES STATED IN ARTICLE 10); OR

          7.5.3 GRANTING BY IMPLICATION, ESTOPPEL, OR OTHERWISE, ANY LICENSES OR RIGHTS UNDER PATENTS OR KNOW-HOW OF SCHERING OTHER THAN THE SCHERING PATENTS AND THE SCHERING KNOW-HOW AND SCHERING'S INTEREST IN THE JOINT PATENTS, IF ANY; OR

          7.5.4 A REPRESENTATION OR WARRANTY BY SCHERING OF THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY SCHERING KNOW-HOW AT ANY TIME MADE AVAILABLE BY SCHERING OR OF THE PATENTABILITY OF THE CLAIMS FILED.

          7.5.5 NO GUARANTEE BY SCHERING THAT ANY PRODUCT WILL EVER BE DEVELOPED, APPROVED FOR MARKETING, SOLD OR OFFERED FOR SALE, OR IF SOLD, WILL GENERATE REVENUES OR PROFITS FOR LICENSEE.

8. INTELLECTUAL PROPERTY

     8.1 Filing, Prosecution and Maintenance by Schering. With respect to Schering Patents, Schering shall have the exclusive right:

          (a) to take all reasonable steps to prosecute all pending patent applications included within Schering Patents;

          (b) to respond to oppositions, nullity actions, re-examinations, revocation actions, interference proceedings and similar proceedings filed by third parties against the grant of letters patent for such applications;

          (c) to maintain in force any letters patent included in Schering Patents by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and

          (d) subject to the provisions of Section 8.1.1 herein, to cooperate fully with and take all necessary actions requested by Molecular Insight in connection with the prosecution and maintenance of any letters patent included in Schering Patents, including but not limited to (i) the filing of any continuation and/or division application, (ii) the filing of any patent or patent application in one or more extension states, and (iii) the validation of any regional patent in at least those regional states requested by Molecular Insight.

     Schering shall notify Molecular Insight in a timely manner of any decision to not pursue an action or to abandon a pending patent application or an issued patent included in Schering Patents. Thereafter, Molecular Insight shall have the option, at its expense, of taking such action or continuing to prosecute any such pending patent application or of keeping the issued patent in force, or all of these.

          8.1.1 Copies of Documents. Schering shall in a timely manner provide to Molecular Insight copies of all material documents received or filed in connection with the prosecution of all Schering Patents, including office actions, substantive responses, notices of opposition, interference and the like, notices of allowance or grant, payments of maintenance or annuity fees, and notices of abandonment. Prior to filing any substantive (i.e., not the mere perfection of a formality) document in response to an office action issued during prosecution of any Schering Patent (such as responses or amendments, affidavits, declarations or the like), for the purpose of informing and obtaining substantive comment from Molecular Insight patent counsel, Schering shall in a timely manner provide drafts of such documents to Molecular Insight so that the Parties' respective patent counsel may proceed in a cooperative manner to formulate the content of the final version of such documents. In the event of an initial disagreement between the Parties' respective patent counsel as to content of such documents or related patent prosecution strategy, the Parties hereby agree to refer such initial disagreement first to each Parties' respective business development executives having responsibility over the administration of this Agreement. Failing resolution of the disagreement by the Parties' respective business development executives, the disagreement shall be referred to and resolved by an Executive Vice President level officer of each Party. Schering shall also provide to Molecular Insight at the end of each calendar mid-year updates of Annex 1.41., which will include a column indicating the next action due for each entry and the deadline for completing such next action.

          8.1.2 Patent Extensions. Molecular Insight shall have the right to obtain a patent term extension pursuant to 35 USC Section 156 and counterparts in other countries with respect to one Schering Patent per country and per Product to the extent that such extensions are available by reason of regulatory approval of a Product under the Agreement during the period the Agreement is in effect. Schering shall file requests for such extensions cooperatively with Molecular Insight and, where necessary, as agent for Molecular Insight.

     8.2 Disclaimer. Neither party may disclaim a Valid Claim within Schering Patent Rights without the consent of the other.

     8.3 Disclosure of Actual or Threatened Infringement. When information comes to the attention of either Party to the effect that any Schering Patent has been or is threatened to be unlawfully infringed by a Third Party, such Party shall promptly notify the other Party and provide such other Party with the details of all such information. Molecular Insight shall have the first right at its sole expense to take or bring such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any lawsuit, action and/or proceeding involving any such infringement (collectively, hereinafter "Proceeding"). Molecular Insight shall notify Schering promptly of the commencement of any such Proceeding. If the law of the jurisdiction of such Proceeding provides that it is necessary for Schering to join any such Proceeding, Schering shall, at Molecular Insight's expense, execute all papers and perform such other acts as may be reasonably required to permit Molecular Insight to commence and prosecute such Proceeding, in which case Molecular Insight shall hold Schering free, clear and harmless from any and all costs and expenses of litigation, including attorneys fees. The Parties acknowledge that Molecular Insight shall have full control over the prosecution and any possible settlement of such Proceeding Schering shall have the right, at its own expense, to be independently represented in such Proceeding by counsel of its own choice. Notwithstanding the foregoing, whether or not Schering is independently represented by counsel, Molecular Insight shall not take a position in such Proceeding conceding the invalidity of any claim included in a Schering Patent without first obtaining a written consent from Schering, which consent shall not be unreasonably withheld. Molecular Insight will also timely submit its proposals for claim interpretation to Schering for approval prior to a Markman hearing in US litigation or an analogous time point in any other such Proceeding, Schering's approval not to be unreasonably withheld. Molecular Insight shall not agree to any settlement of such Proceeding, which would include a stipulation as to the validity or scope of any claim included in a Schering Patent without first obtaining a written consent from Schering, which consent shall not be unreasonably withheld. If Molecular Insight brings such Proceeding, it shall have the right first to reimburse itself out of any recovery from such Proceeding or settlement thereof for all of Molecular Insight's costs and expenses, including attorneys fees, related to such Proceedings or settlement. The remainder, if any, of such recovery, shall be treated as Net Sales in the calendar quarter in which any such recovery was received, entitling Schering to receive a proportion of such remainder according to the applicable royalty rate provided in Section 3.3.2, above. If Molecular Insight does not, within one hundred twenty (120) days of receiving notice from or giving notice to Schering initiate such Proceeding, Schering shall have the right, but not the obligation, to initiate a Proceeding for such alleged infringement. Schering may join Molecular Insight as a party plaintiff, if necessary to initiate or prosecute such Proceeding, in which event Molecular Insight will cooperate fully to become a party in such Proceeding and Schering shall hold Molecular Insight free, clear and harmless from any and all costs and expenses of such litigation, including attorneys fees. Any sums recovered in any such Proceeding or in its settlement shall belong to Schering. The Parties acknowledge that Schering shall have full control over the prosecution and any possible settlement of such Proceeding that Schering initiates. Molecular Insight shall have the right to be represented by counsel of its own selection and at its own expense in any such Proceeding instituted by Schering.

     8.4 Defense of Infringement Claims. Molecular Insight shall have full responsibility for any third party infringement claims against it for Commercialization of Products, including defending against or settling such claims, all at its own expense. Schering shall have no liability for any third party infringement claim raised against Molecular Insight.

     8.5 New Schering patent application(s). For the avoidance of doubt, the
Parties acknowledge that Schering                  **
inter alia in relation to the Eye Technology as described in Section 2.2.

9. INDEMNIFICATION

     9.1 Schering. Schering shall indemnify, defend and hold harmless Molecular Insight and its directors, officers, employees and agents (each a "Molecular Insight Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including attorneys' and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from a claim, suit or proceeding made or brought by a Third Party against a Molecular Insight Indemnitee arising from or occurring as a result of any breach of representations and warranties set forth by Schering. Section 7.4 shall apply mutatis mutandis.

     9.2 Molecular Insight. Molecular Insight shall indemnify, defend and hold harmless Schering and its directors, officers, employees and agents (each a "Schering Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including attorneys' and professional fees and. other expenses of litigation and/or arbitration) (a "Liability") resulting from a claim, suit or proceeding made or brought by a Third Party against a Schering Indemnitee, arising from or occurring as a result of (i) any breach of representations and warranties; (ii) the practice by Molecular Insight of any right granted herein, or (iii) any development, testing,

                       *Confidential Treatment Requested*
manufacture, importation, use, offer for sale, sale or other distribution of any Product by Molecular Insight or its Affiliates and Sublicensee (including, without limitation, product liability claims).

     9.3 Procedure. In the event that any Indemnitee intends to claim indemnification under this Section 10 it shall notify the other Party (the "Indemnitor") without undue delay in writing of such alleged Liability. The Indemnitor shall have the sole right to control the defense and settlement thereof. The Indemnitee shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Section 10 and do nothing which would adversely affect such defense or settlement. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give.

     9.4 Challenge. Schering may on thirty (30) days written notice terminate this Agreement if Molecular Insight takes any action, serves any notice or commences any proceedings seeking to revoke or challenge the validity of the Schering Patent or if it procures or assists a Third Party to take such action.

     9.5 FOR THE AVOIDANCE OF DOUBT, SCHERING SHALL HAVE NO LIABILITY WHATSOEVER TO MOLECULAR INSIGHT OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY; LOSS; OR DAMAGE; OF ANY KIND OR NATRUE; SUSTAINED BY; OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST; OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON MOLECULAR INSIGHT OR ANY OTHER PERSON; ARISING OUT OF OR IN CONNECTIONWITH OR RESULTING FROM (A) THE PRODUCTION; USE OR SALE OF ANY PRODUCT; OR THE PRACTICE OF THE SCHERING PATENTS; OR (B) THE USE OF ANY SCHERING KNOW HOW; AND MOLECULAR INSIGHT SHALL HOLD SCHERING; OR ITS OFFICERS; EMPLOYEES; OR AGENTS; HARMLESS IN THE EVENT SCHERING; OR ITS OFFICERS; EMPLOYEES; OR AGENTS IS HELD LIABLE.

     9.6 Survival. This Section 10 will survive expiry or termination of this Agreement for any reason.

10. TERM AND TERMINATION

     10.1 Term. The term of this Agreement shall commence on the Effective Date and unless earlier terminated as provided in this Section 11, this Agreement shall continue in full force and effect on a country-by-country and Product-by-Product basis until there are no remaining royalty payment obligations in a country, at which time the Agreement shall expire in its entirety in such country.

     10.2 Termination for Cause. Failure of Molecular Insight or Schering to comply with any of the respective material obligations and conditions contained in this Agreement shall entitle the other Party to give the Party in default notice requiring it to cure such default. If such default is not cured within ninety (90) days after receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by the Agreement) to terminate this Agreement by giving a notice to take effect immediately. Notwithstanding the foregoing, in the event of a non-monetary default, if the default is not reasonably capable of being cured within the ninety (90) day cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, the notifying Party may not terminate this Agreement, provided however, that the notifying Party may terminate this Agreement if such default is not cured within one hundred and eighty (180) days of such original notice of default. The right of either Party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

     10.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law (including Chapter 11), or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party, may immediately terminate this Agreement effective upon notice of such termination.

     10.4 Effect of Termination and Expiration.

          10.4.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

          10.4.2 Return of Schering Know-How. Upon any termination of this Agreement, Molecular Insight shall promptly return to Schering all Schering Intellectual Property in tangible form; provided Molecular Insight may retain one (1) copy of such tangible Schering Intellectual Property for archival purposes and for ensuring compliance with Section 6.

          10.4.3 Stock on Hand. In the event this Agreement is terminated for any reason, Molecular Insight shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand until the first anniversary of the effective date of such termination. Sales made pursuant to this clause shall be treated as Net Sales and royalty thereon shall be paid to Schering.

     10.5 Survival. Sections 11.4.1 and 11.4.2 as well as Sections 5 and 9 of this Agreement shall survive expiration or termination of this Agreement for any reason.

11. MISCELLANEOUS

     11.1 Governing Law. This Agreement and any dispute, arising from the performance or breach hereof shall be governed by and construed in accordance with the laws of the state of New York. Place of proceedings shall be New York, NY.

     11.2 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

     11.3 Assignment. This Agreement shall not be assignable by Molecular Insight to any Third Party, in whole or in part, without the written consent of Schering which consent shall not be unreasonably withheld; provided, however, Molecular Insight may assign this Agreement without said consent if it sells all or most of its business. Schering may assign this Agreement with prior notice to Molecular Insight. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

     11.4 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered, sent by courier or by facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Party hereto:

If to Schering:                            If to Molecular Insight:

Bayer Schering Pharma Aktiengesellschaft   Molecular Insight Pharmaceuticals,
13342 Berlin                               Inc.
Germany                                    160 Second Street
Attn. Dr. Wolfgang Frohlich                Cambridge, MA 02142
Fax: +49-30-468-12853                      USA
                                           Attn. VP, Commercial & Business
With a copy to:                            Development
                                           Fax: 617-492-5664
Bayer Schering Pharma Aktiengesellschaft
13342 Berlin                               With a copy to:
Germany
Attn. Legal Department                     Joshua A. Kalkstein, Esp.
Fax: +49-30-468-14089                      Robinson & Cole, LLP
                                           One Boston Place
                                           Boston, MA 02108
                                           USA

     11.5 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, fire, act of God, earthquake, flood, embargo, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct if the non-performing Party has exerted all reasonable efforts to avoid or remedy such force majeure. If the force majeure continues for a period of more than 12 months, the Party not relying on force majeure shall be entitled to terminate this Agreement forthwith by written notice to the other.

     11.6 Compliance with Laws. Each Party shall furnish to the other Party any information requested by that Party during the term of this Agreement or any extensions hereof to enable that Party at its expense to comply with the requirements of any government agency.

     11.7 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. In such event the Parties shall, in good faith, negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties entering this Agreement.

     11.8 Waiver. It is agreed that no waiver by either Party hereto of any breach of default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

     11.9 Complete Agreement. This Agreement, with its Schedules, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties.

     11.10 Use of Name. Neither Party shall use the name or trademarks of the other Party, without the prior written consent of such other Party except in connection with the disclosure of the existence of this Agreement, in which case Schering shall be referred to as "Schering AG, Berlin" or as otherwise instructed by Schering.

     11.11 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     11.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

     11.13 Third Party Beneficiaries. No person, other than Schering, Molecular Insight, their Affiliates and their assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

     IN WITNESS WHEREOF Schering and Molecular Insight have executed this Agreement by their respective duly authorized representatives.

BAYER SCHERING PHARMA                   MOLECULAR INSIGHT
AKTIENGESELLSCHAFT                      PHARMACEUTICALS, INC.


By:  /s/ Mattias Braentigan             By:  /s/ David S. Barlow
    ---------------------------------       ------------------------------------
Print Name:  Mattias Braentigan         Print Name:  David S. Barlow
            -------------------------               ----------------------------
Title:  Head of TRGDG                   Title: Chairman and CEO
       ------------------------------          ---------------------------------


By:  /s/ Wolfgang Froehlich
    ---------------------------------
Print Name: Wolfgang Froehlich, Ph.D.
            -------------------------
Title: Senior Manager, Out Partnering
       ------------------------------

                                   ANNEX 1.39

                                SCHERING KNOW-HOW

Schering Know-how consists of all data disclosed in the due diligence folders provided at the meeting on June 1, 2006 with the exception of know-how in relation to the administration of the Compounds and the use of blood-supply modulators to reduce eye uptake in order to minimize potential side effects of the Compounds. Included in Schering Know-how are the raw data from all preclinical research studies, all issued and draft reports from all preclinical studies, and all information Schering has in its possession about chemical synthesis and formulation related to the Compounds.

                                Table of content

Folder content raw data and summary (chronologically per folder)

I

Compound                           Experiment                    Model
BA63                               Bio-d(i)                      C57BL6-B16/F1(ii)
IMBA (Eisenhurt et al.)            Bio-d                         C57BL6-B16/F1
BA40                               Bio-d                         Black nude SK-Mel-3(ii)
BA40                               Bio-d                         CB6F1(II)
BA40                               Bio-d                         C57BL6-B16/F1
BA60                               Bio-d                         C57BL6-B16/F1
BA61                               Bio-d                         C57BL6-B16/F1
BA44                               Bio-d                         C57BL6-B16/F1
BA45                               Bio-d                         C57BL6-B16/F1
BA45                               Bio-d                         CD-1 nu/nu(II)
BA44                               Bio-d                         CD-1 nu/nu
BA40                               Bio-d                         NMRI SK-Mel-1 & 3 & 28(ii)
-                                  Growth kinetics               CD-1 nu/nu SK-Mel 3 & 28
BA40                               RX(iii)                       C57BL6-B16/F1
-                                  Growth kinetics               C57BL6-B16/F1
-                                  Growth kinetics               NMRI SK-Mel-1 & 3 & 28
BA50                               Bio-d                         C57BL6-B16/F1
BA40                               Bio-d                         C57BL6-B16/F1

II

Compound                           Experiment                    Model
BA52                               Bio-d                         NMRI SK-Mel-3
BA40                               RX                            NMRI SK-Mel-3
BA52                               Bio-d                         C57BL6-B16/F1
BA52                               Eye uptake calculations       C57BL6-B16/F1
BA40                               Blocking of eye uptake        Mini pig
BA68                               Bio-d                         C57BL6-B16/F1
BA69                               Bio-d                         C57BL6-B16/F1
BA65                               Bio-d                         C57BL6-B16/F1
Dacarbazin                         MTD(iv) study                 NMRI SK-Mel-3
BA40                               Bio-d + imaging               C57BL6-B16/F1
BA66                               Bio-d                         C57BL6-B16/F1
BA40 + IMBA                        Bio-d + imaging               C57BL6-B16/F1
BA81                               Bio-d                         C57BL6-B16/F1
BA56                               Bio-d                         C57BL6-B16/F1

III

Compound                           Experiment                    Model
BA101                              Bio-d                         C57BL6-B16/F1
BA52                               Imaging                       C57BL6-B16/F1 + NMRI SK-Mel-3
BA100                              Bio-d                         C57BL6-B16/F1
BA95                               Bio-d                         C57BL6-B16/F1
BA93                               Bio-d                         C57BL6-B16/F1
BA91                               Bio-d                         C57BL6-B16/F1
BA52                               Eye tox                       C57BL6-B16/F1
BA52                               Bio-d                         NMRI SK-Mel-3
BA52                               RX                            NMRI SK-Mel-3
BA67                               Bio-d                         C57BL6-B16/F1
BA59                               Bio-d                         C57BL6-B16/F1
BA40                               Bio-d                         NMRI SK-Mel-3
BA40                               Bio-d; imaging; eye blocking  C57BL6-B16/F1
BA40                               Microautoradiography          C57BL6-B16/F1
BA80                               Bio-d                         C57BL6-B16/F1

IV

Compound                           Experiment                    Model
BA52                               Imaging                       Mini pig
BA52                               Imaging                       NMRI SK-Mel-3
BA52                               Bio-d                         CB6F1

V

Compound                           Experiment                    Model
BA52                               Microautoradiography          C57BL6-B16/F1
BA52                               Eye uptake                    Human vs. mini pig

VI

Compound                           Experiment                    Model
BA52                               Confidential summary          -
BA52                               Case reports                  Patients - VI

                                   ANNEX 1.40

                                SCHERING PATENTS

Country   Type      Filing        Filing Number     Publication   Process      Date           Nature       Expiration
-------   ----      ------        -------------     -----------   -------      ----           ------       ----------
   AR     NP1    10/Mar/2005   P 050100925                          FLG     10/03/2005   P 050100925       10/03/2025
   BO     NP1    10/Mar/2005   SP-250047                            FLG     10/03/2005   SP-250047         10/03/2025
   CL     NP1    10/Mar/2005   0507-2005                            FLG     10/03/2005   0507-2005
   DE     NP1    10/Mar/2004   102004011720.9       29/Sep/2005     PUB     29/09/2005   DE                10/03/2024
                                                                                         102004011720A1
   GT     NP1    10/Mar/2005   PI-2005-0046                         FLG     10/09/2005   PI-2005-0046      10/03/2025
   MT     NP1    03/Mar/2005   2654                                 FLG     03/03/2005   2654              03/03/2025
   MY     NP1    08/Mar/2005   PI20050946                           FLG     08/03/2005   PI20050946
   PA     NP1    10/Mar/2005   86260-01                             FLG     10/03/2005   86260-01          10/03/2025
   PE     NP1    10/Mar/2005   000276-2005                          FLG     10/03/2005   000276-2005       10/03/2025
   SV     NP1    10/Mar/2005   E-3385-2005                          FLG     10/03/2005   E-3385-2005       10/03/2025
   TH     NP1    08/Mar/2005   098358                               FLG     08/03/2005   098358            08/03/2025
   TW     NP1    10/Mar/2005   094107360                            FLG     10/03/2005   094107360         10/03/2025
   US     NP1    10/Mar/2005   11/076023            22/Sep/2005     PUB     22/09/2005   US 2005-          10/03/2025
                                                                                         0207972A1
   US     PSP1   10/Mar/2004   60/551356                            FLG     10/03/2004   60/551356         10/03/2005
   UY     NP1    10/Mar/2005   28801                19/Aug/2005     FLG     10/03/2005   28801             10/03/2025
   VE     NP1    10/Mar/2005   2005-000421                          FLG     10/03/2005   2005-000421
   WO     PCT1   10/Mar/2005   PCT/EP2005/002 553   29/Sep/2005     PUB     29/09/2005   WO2005/089815A2

                                    ANNEX 1.7

                            DESCRIPTION OF COMPOUNDS

Compounds are benzamides structurally identical to BA 43-BA 102 or derivatives thereof as disclosed in the due diligence folders provided to Molecular Insight on June 1, 2006.

                                   ANNEX 2.6

                GENERAL NUMBERING SCHEME FOR BENZAMIDE COMPOUNDS

COMPOUND     PRECURSOR     AMOUNT     I-127 REF.    AMOUNT
 CODE       (ZK-NUMBER)     (MG)     (ZK-NUMBER)     (MG)
--------    -----------    ------    -----------    ------
BA40         Bromopride     25        304261         --
BA41             304257     --        307504         --
BA42             304258     --        307504         --
BA43             304259     --            --         --
BA44             253063     20        308747         10
BA45             253062      3        308748         --
BA50             253060     50        251428         50
BA52             316027     --        319402         20
BA53             319401     --        319400         --
BA56             253061     60        201854         --
BA59             264376      5        268968         10
BA60             253065     15        262591         15
BA61             253066     30        262594         18
BA62             253067     10        262583         10
BA63             802105     10        262597         --
BA65             253069     20        268969         15
BA66             266104     30        268970         20
BA67             267714     15        269270         5
BA68             268815      5        342087         10
BA69             268814     20        342088         15
BA70             268813     20        342089         17
BA71             268818     10        KQ 265         --
BA72             259754     30        KQ 266         --
BA73             268819     25        342101         10
BA80             253064     30                       --
BA81             253068     40        264450         --
BA90             279328      5        342100         --
BA91             325910     25        358344         20
BA92             325914     45        358345         34
BA93             325915     10        358346         28
BA94             325917     30       K.Q.276         10
BA95             325916     10        358358         14
BA96             325918     40        358350         20
BA97             325919     50       K.Q.278         20
BA98             343960     50        358367         30
BA99             343968     --       K.Q.291         --
BA100            343969     10        358368         20
BA101            343971     --        358369         20
BA102            343973     10        358370         25

All precursors and non-radioactively iodinated compounds were characterized by HPLC, (1)H-NMR-, MS, IR- and UV-spectroscopy. The radioiodinated benzamides were characterized by HPLC comparison to the non-radioactive I-127 benzamide standard.

                                    ANNEX 6.1

                            OUTLINE DEVELOPMENT PLAN

                       ANNEX 6.1 --ZK-BA DEVELOPMENT PLAN

                              [PERFORMANCE GRAPH]